EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “AGREEMENT”), entered into as of the 18th day of December, 2007, by and among Greenville Federal Financial Corporation, a federally chartered mid-tier savings and loan holding company (hereinafter referred to as “HOLDING COMPANY”), Greenville Federal, a federally chartered savings bank and a wholly-owned subsidiary of HOLDING COMPANY (hereinafter referred to as “BANK”), and David M. Kepler, an individual (hereinafter referred to as the “EMPLOYEE”);
WITNESSETH:
     WHEREAS, the EMPLOYEE is currently employed as President and Chief Executive Officer of HOLDING COMPANY and BANK (hereinafter collectively referred to as the “EMPLOYERS”);
     WHEREAS, as a result of the skill, knowledge and experience of the EMPLOYEE, the Boards of Directors of the EMPLOYERS desire to retain the services of the EMPLOYEE as the President and Chief Executive Officer of BANK and of HOLDING COMPANY;
     WHEREAS, the EMPLOYEE desires to continue to serve as the President and Chief Executive Officer of BANK and of HOLDING COMPANY; and
     WHEREAS, the EMPLOYEE and the EMPLOYERS desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the EMPLOYERS and the EMPLOYEE;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the EMPLOYERS and the EMPLOYEE hereby agree as follows:
Section l. Employment and Term.
(a) Term. Upon the terms and subject to the conditions of this AGREEMENT, the EMPLOYERS hereby employ the EMPLOYEE, and the EMPLOYEE hereby accepts employment, as the President and Chief Executive Officer of BANK and of HOLDING COMPANY. The term of this AGREEMENT shall commence on July 1, 2007, and shall end on June 30, 2010, subject to extension pursuant to subsection (b) of this Section 1 (hereinafter, including any such extensions, referred to as the “TERM’’), and to earlier termination as provided herein.
(b) Extension. Prior to each anniversary of the date of this AGREEMENT, the Board of Directors of the EMPLOYERS shall review the performance of the EMPLOYEE and this AGREEMENT and document the results of the review in the board minutes. In connection with such annual review, the TERM shall be extended for a one-year period beyond the then-effective expiration date, provided that the Boards of Directors of the

EMPLOYERS determine in a duly adopted resolution that this AGREEMENT should be extended. Any such extension shall be subject to the written consent of the EMPLOYEE.
Section 2. Duties of EMPLOYEE.
     (a) General Duties and Responsibilities. As an officer of each of the EMPLOYERS, the EMPLOYEE shall perform the duties and responsibilities customary for such offices to the best of his ability and in accordance with the policies established by the Boards of Directors of the EMPLOYERS and all applicable laws and regulations. The EMPLOYEE shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Boards of Directors of the EMPLOYERS; provided, however, that the EMPLOYERS shall employ the EMPLOYEE during the TERM in a senior executive capacity without diminishment of the importance or prestige of his position.
     (b) Devotion of Entire Time to the Business of the EMPLOYERS. The EMPLOYEE shall devote his entire productive time, ability and attention during normal business hours throughout the TERM to the faithful performance of his duties under this AGREEMENT. The EMPLOYEE shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Boards of Directors of the EMPLOYERS; provided, however, that the EMPLOYEE shall not be precluded from (i) vacations and other leave time in accordance with Section 3(e) hereof; (ii) reasonable participation in community, civic, charitable or similar organizations; or (iii) the pursuit of personal investments which do not interfere or conflict with the performance of the EMPLOYEE’S duties to the EMPLOYERS.
     Section 3. Compensation, Benefits and Reimbursements.
     (a) Salary. The EMPLOYEE shall receive during the TERM an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $162,000 until changed by the Boards of Directors of the EMPLOYERS in accordance with Section 3(b) of this AGREEMENT or otherwise.
     (b) Annual Salary Review. Each year throughout the TERM, the annual salary of the EMPLOYEE shall be reviewed by the Compensation Committee of the Board of Directors of BANK and shall be set, effective for the next year, at a total amount of not less than $162,000, based upon the EMPLOYEE’S individual performance and the overall profitability and financial condition of the EMPLOYERS (hereinafter referred to as the “ANNUAL REVIEW”). The results of the ANNUAL REVIEW shall be reflected in the minutes of the Compensation Committee.
     (c) Expenses. In addition to any compensation received under Section 3(a) or (b) of this AGREEMENT, the EMPLOYERS shall pay or reimburse the EMPLOYEE for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this AGREEMENT. Such reimbursement shall be made in accordance with the existing policies and procedures of the EMPLOYERS pertaining to reimbursement of expenses to senior management officials.

     (d) Employee Benefit Program. During the TERM, the EMPLOYEE shall be entitled to participate in all formally established employee benefit, bonus, pension and profit-sharing plans and similar programs that are maintained by the EMPLOYERS from time to time, including programs in respect of group health, disability or life insurance, reimbursement of membership fees in civic, social and professional organizations and all employee benefit plans or programs hereafter adopted in writing by the Boards of Directors of the EMPLOYERS, for which senior management personnel are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (hereinafter collectively referred to as the “BENEFIT PLANS”). Notwithstanding the foregoing sentence, the EMPLOYERS may discontinue or terminate at any time any such BENEFIT PLANS, now existing or hereafter adopted, to the extent permitted by the terms of such plans and shall not be required to compensate the EMPLOYEE for such discontinuance or termination.
     (e) Vacation and Sick Leave. The EMPLOYEE shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this AGREEMENT, subject to the following conditions:
     (i) The EMPLOYEE shall be entitled to an annual vacation in accordance with the policies periodically established by the Boards of Directors of the EMPLOYERS for senior management officials of the EMPLOYERS, the duration of which shall not be less than 5 weeks each calendar year;
     (ii) Vacation time shall be scheduled by the EMPLOYEE in a reasonable manner and shall be subject to approval by the Boards of Directors of the EMPLOYERS. The EMPLOYEE shall not be entitled to receive any additional compensation from the EMPLOYERS in the event of his failure to take the full allotment of vacation time in any calendar year; and
     (iii) The EMPLOYEE shall be entitled to annual sick leave as established by the Boards of Directors of the EMPLOYERS for senior management officials of the EMPLOYERS. In the event that any sick leave time shall not have been used during any calendar year, such leave shall accrue to subsequent calendar years only to the extent authorized by the Boards of Directors of the EMPLOYERS. Upon termination of employment, the EMPLOYEE shall not be entitled to receive any additional compensation from the EMPLOYERS for unused sick leave.
     Section 4. Termination of Employment.
     (a) General. For purposes of this AGREEMENT, (i) a termination of employment shall mean the EMPLOYEE’S separation from service, as that phrase is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “CODE”) and Treasury Regulation (“REG.”) § 1.409A-1(h); and (ii) any reference to a termination by or from the EMPLOYERS shall include a termination by or from the EMPLOYERS, and any other entity that, along with the EMPLOYERS, would be considered a “service recipient” within the meaning of Section 409A of the CODE and REG. § 1.409A-1(g). The following subsections (A), (B) and (C) of this Section 4(a) shall govern the obligations of the EMPLOYERS to the EMPLOYEE upon the occurrence of the events described in such subsections:

     (A) Termination for JUST CAUSE. In the event that the EMPLOYERS terminate the employment of the EMPLOYEE during the TERM because of the EMPLOYEE’S personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this AGREEMENT, willful violation of any law, rule, regulation or final cease-and-desist order (other than traffic violations or similar offenses), conviction or plea of guilty or nolo contendere of a felony or for fraud or embezzlement, or material breach of any provision of this AGREEMENT (collectively, “JUST CAUSE”), the EMPLOYEE shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination and this AGREEMENT shall terminate at that time. No act, or failure to act, on the EMPLOYEE’S part shall be considered “willful” if he has acted or failed to act with good faith and with a reasonable belief that his action or failure to act was in the best interests of the EMPLOYERS.
     (B) Termination in connection with CHANGE OF CONTROL.
     (1) In the event that the EMPLOYERS terminate the employment of the EMPLOYEE before the expiration of the TERM without JUST CAUSE and within six months before the occurrence of a CHANGE OF CONTROL (as defined hereinafter) or within one year following the occurrence of a CHANGE OF CONTROL, and if the EMPLOYEE signs a general release as required by Section 4(d) of this AGREEMENT, then the following shall occur:
     (a) The EMPLOYERS shall promptly pay to the EMPLOYEE, or to his dependents, beneficiaries or estate, an amount equal to three times the EMPLOYEE’S COMPENSATION (as defined below) in a lump sum without reduction for time value of money or other discount. This payment shall be made as promptly as practicable, but in no event later than the 15th day of the third month following the end of the taxable year of the EMPLOYEE in which the termination occurred or, if later, the end of the taxable year of the HOLDING COMPANY in which the termination occurred. For purposes of this section, “EMPLOYEE’S COMPENSATION” shall mean: (I) the higher of the EMPLOYEE’S annual base salary immediately prior to occurrence of the CHANGE OF CONTROL or termination of the EMPLOYEE’S employment; plus (II) the annual highest bonus paid to the EMPLOYEE by the EMPLOYERS during the five years preceding his termination or such shorter period of time as the EMPLOYEE has been employed by the EMPLOYERS;
     (b) Provided the EMPLOYEE and/or any eligible dependents properly elect COBRA (as defined herein) coverage, the EMPLOYERS or their successors, survivors or assigns shall pay one hundred percent (100%) of all applicable premiums for continuation coverage for the EMPLOYEE and/or his dependents under the group health plan of the EMPLOYERS in which the EMPLOYEE was a participant at the time of the termination of his employment until the date on which the

EMPLOYEE is eligible to participate in a group health plan of another employer as a full-time employee; provided, however, that in no event shall this period extend beyond the period of time during which the EMPLOYEE would be entitled to continuation coverage under the group health plan of the BANK under Section 4980B (COBRA) of the CODE;
     (c) The EMPLOYERS or their successors, survivors or assigns shall reimburse the EMPLOYEE for one hundred percent (100%) of all applicable premiums paid by the EMPLOYEE and not otherwise reimbursed or compensated for by insurance for disability and life insurance policies not to exceed, in scope or benefit, any group disability and/or life insurance plan of the EMPLOYERS in which the EMPLOYEE was a participant at the time of the termination of his employment until the earlier of eighteen (18) months after the EMPLOYEE’S termination of employment or the date on which the EMPLOYEE is eligible to participate in a similar disability or life insurance plan of another employer as a full-time employee. Any reimbursement made pursuant to this Section 4(a)(B)(1)(c) shall (I) be limited to the amount the EMPLOYERS pay for each such disability and life insurance policies for their then current employees; (II) not affect the expenses eligible for reimbursement in any other taxable year of the EMPLOYEE; (III) be made on or before the last day of the taxable year of the EMPLOYEE following the taxable year of the EMPLOYEE in which the expense was incurred; and (IV) not be subject to liquidation or exchange for another benefit; and
     (d) The EMPLOYEE shall not be required to mitigate the amount of any payment provided for in this AGREEMENT by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the EMPLOYEE offset in any manner the obligations of the EMPLOYERS hereunder, except as specifically stated in subsections (b) and (c).
     (2) The EMPLOYEE may terminate his employment with the EMPLOYERS for GOOD REASON (as defined below) during the one-year period following the occurrence of a CHANGE OF CONTROL and, if EMPLOYEE signs a general release as required by Section 4(d) of this AGREEMENT, shall be entitled to the compensation and benefits as set forth in Section 4(a)(B)(1) of this AGREEMENT. For purposes of this subsection, the term “GOOD REASON” shall mean the occurrence of any of the following during the one-year period following the occurrence of a CHANGE OF CONTROL:
     (a) a material diminution in the EMPLOYEE’S base compensation;
     (b) a material diminution in the EMPLOYEE’S authority, duties, or responsibilities (for this purpose and without limiting the foregoing, a material diminution shall be deemed to occur if the

EMPLOYEE is no longer the President or Chief Executive Officer of the EMPLOYERS);
     (c) a requirement that the EMPLOYEE report to a corporate officer or employee instead of reporting directly to the Board of Directors of the EMPLOYERS or any of their successors, survivors or assigns;
     (d) a material diminution in the budget over which the EMPLOYEE retains authority;
     (e) a material change in the geographic location at which the EMPLOYEE is required to perform services; or
     (f) the EMPLOYERS or any of their successors, survivors or assigns otherwise breaches this AGREEMENT in any material respect.
The EMPLOYEE shall be required to provide written notice to the EMPLOYERS or their successors, survivors or assigns within ninety (90) days of the initial existence of the condition constituting GOOD REASON, and the EMPLOYERS shall have thirty (30) days from the giving of this written notice in which to remedy the condition constituting GOOD REASON and not be required to pay the compensation and benefits described in Section 4(a)(B)(1). If the EMPLOYEE shall fail to provide such written notice to the EMPLOYERS within the period described above, then he will be deemed to have consented to such condition and the EMPLOYERS shall have no obligation to pay the compensation and benefits described in Section 4(a)(B)(1) with respect to such condition.
     (3) Definition of “CHANGE OF CONTROL”. A “CHANGE OF CONTROL” shall mean any one of the following events: (a) the acquisition, directly or indirectly, of ownership or power to vote more than 50% of the voting stock of either of the EMPLOYERS; (b) the merger of either of the EMPLOYERS into, or the consolidation of either of the EMPLOYERS with, another corporation, or the merger of another corporation into either of the EMPLOYERS, on a basis whereby less than fifty percent of the total voting power of the surviving corporation is represented by shares held by former shareholders of HOLDING COMPANY prior to such merger or consolidation; (c) the acquisition of the ability to control the election of a majority of the directors of either of the EMPLOYERS; (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of HOLDING COMPANY or BANK cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of HOLDING COMPANY or BANK was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of HOLDING COMPANY or BANK; (e) the acquisition by any person or entity of the power to direct either of BANK’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of either of the EMPLOYERS for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or (f) BANK shall have sold substantially all of its assets. For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity.
Notwithstanding the foregoing, in no event shall (I) the ownership of stock of BANK by HOLDING COMPANY or the ownership of stock of HOLDING COMPANY by Greenville Federal MHC, or (II) the conversion of the EMPLOYERS or Greenville Federal MHC from the mutual holding company form of organization to the full stock form of organization, constitute a CHANGE OF CONTROL.
     (C) Termination Without CHANGE OF CONTROL. In the event that the employment of the EMPLOYEE is terminated by the EMPLOYERS before the end of the TERM for any reason other than death, the inability to perform his duties because of a medically diagnosable condition as provided in Section 4(c) of this AGREEMENT, JUST CAUSE or in connection with or within six months before or one year after a CHANGE IN CONTROL, or in the event that the employment of the EMPLOYEE is terminated by the EMPLOYEE for GOOD REASON, and if the EMPLOYEE signs a general release as required by Section 4(d) of this AGREEMENT, the EMPLOYERS shall be obligated (1) to make a lump sum payment to the EMPLOYEE within two weeks after the EMPLOYEE’S termination of employment in the amount equal to the annual salary that would have been paid to the EMPLOYEE pursuant to Section 3(a) or (b) of this AGREEMENT for the remainder of the TERM; and (2) provided the EMPLOYEE and/or any eligible dependents properly elect COBRA coverage, until the earlier of the EMPLOYEE and his spouse both becoming 65 years of age or the EMPLOYEE’S becoming employed full-time by another employer, to provide to the EMPLOYEE and/or his dependents at the EMPLOYEE’S expense, health, life and disability benefits substantially equal to those being provided to the EMPLOYEE at the date of termination of his employment. The EMPLOYERS’ obligation to provide life and disability benefits shall be contingent on the EMPLOYEE and/or his dependents being insurable in the EMPLOYERS’ group insurance plans. Notwithstanding the foregoing provisions, the EMLOYEE and his spouse may only participate in a health insurance program for as long as the EMPLOYERS make available an employee group health insurance program which permits the EMPLOYERS to make coverage available for similarly situated former employees; provided further, that if the EMPLOYERS make available an employee group health insurance program that would permit terminated employees and their spouses to continue to be covered past age 65, the EMPLOYEE and his spouse shall be permitted to participate in such program, with all premiums paid by the EMPOYEE and/or his spouse, for so long as the EMLOYERS maintain such a program; and provided further, however, that the EMPLOYERS shall not be required to provide or maintain any employee group insurance program.
     (b) Death of the EMPLOYEE. The TERM automatically terminates upon the death of the EMPLOYEE, unless the employment of EMPLOYEE has been terminated prior to EMPLOYEE’S death pursuant to Section 4(a) of this AGREEMENT. In the event of such death, the EMPLOYEE’S estate shall be entitled to receive the compensation due the EMPLOYEE through the last day of the calendar month in which the death occurred, except as otherwise specified herein.
     (c) Medically Diagnosable Condition: Inability of the EMPLOYEE to Perform Duties. If the EMPLOYEE is unable to perform his duties as set forth in Section 2 of this AGREEMENT because of a medically diagnosable physical or mental condition for a period of one hundred eighty (180) consecutive days or more, the EMPLOYERS shall have the right to terminate the employment of the EMPLOYEE by giving him written notice. In the event that the employment of the EMPLOYEE is terminated by the EMPLOYERS before the end of the TERM as provided in this Section 4(c), and if the EMPLOYEE signs a general release as required by Section 4(d) of this AGREEMENT, the EMPLOYERS shall be obligated to make a lump sum payment to the EMPLOYEE within two weeks after the EMPLOYEE’S termination of employment in the amount equal to one-half of the amount of the EMPLOYEE’S annual salary provided pursuant to Sections 3(a) and 3(b) of this AGREEMENT.
     (d) Payments Conditioned on General Release. As a condition precedent to the payment by the EMPLOYERS to the EMPLOYEE of any amounts and/or the providing to the EMPLOYEE and/or his dependents any benefits provided in Sections 4(a)(B), 4(a)(C) and/or 4(c) of this AGREEMENT, the EMPLOYEE shall execute a valid general release of any and all claims against the EMPLOYERS in a form prescribed by the EMPLOYERS. If such release is not executed and returned to the EMPLOYERS within one hundred fifty days after the Participant’s termination, the Participant shall forfeit all rights under Sections 4(a)(B), 4(a)(C) and 4(c) of this AGREEMENT.
     (e) “Golden Parachute” Provision.
     (i) Any payments made to the EMPLOYEE pursuant to this AGREEMENT, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
     (ii) In the event that payments pursuant to Section 4(a), alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Sections 280G and 4999 of the CODE and the regulations promulgated thereunder (collectively, “SECTION 280G”), such payments shall be reduced to the maximum amount that may be paid under SECTION 280G without resulting in the imposition of a penalty tax. For purposes of this Section, any determination that a payment is subject to SECTION 280G shall be made in writing by the principal certified public accounting firm or other professional selected by the EMPLOYERS in their sole discretion. In the event a reduction in payments is necessary in order to comply with the requirements of this AGREEMENT relating to SECTION 280G or applicable regulatory limits, the EMPLOYEE may determine, in his sole discretion, which categories of payments are to be reduced or eliminated.
     (f) Termination of Agreement. This AGREEMENT shall terminate, as follows:
     (i) If the EMPLOYEE signs a general release as required by Section 4(d) of this AGREEMENT on or before the one hundred eightieth (180th) day after the termination of his employment, when the EMPLOYERS have satisfied any obligations to the EMPLOYEE under Sections 4(a)(B), 4(a)(C) and/or 4(c) of this AGREEMENT.
     (ii) If the EMPLOYEE does not sign a binding general release as required by Section 4(d) of this AGREEMENT, on or before the one hundred eightieth (180th) day after the termination of his employment, at the end of that one-hundred-eighty-day period.
     Section 5. Special Regulatory Events. Notwithstanding Section 4 of this AGREEMENT, the obligations of the EMPLOYERS to the EMPLOYEE shall be as follows in the event of the following circumstances:
     (a) If the EMPLOYEE is suspended and/or temporarily prohibited from participating in the conduct of the EMPLOYERS’ affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (hereinafter referred to as the “FDIA”), the EMPLOYERS’ obligations under this AGREEMENT shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the EMPLOYERS may, in their discretion, pay the EMPLOYEE all or part of the compensation withheld while the obligations in this AGREEMENT were suspended and reinstate, in whole or in part, any of the obligations that were suspended.
     (b) If the EMPLOYEE is removed and/or permanently prohibited from participating in the conduct of the EMPLOYERS’ affairs by an order issued under Section 8(e)(4) or (g)(l) of the FDIA, all obligations of the EMPLOYERS under this AGREEMENT shall terminate as of the effective date of such order; provided, however, that vested rights of the EMPLOYEE shall not be affected by such termination.
     (c) If the EMPLOYERS are in default, as defined in Section 3(x)(1) of the FDIA, all obligations under this AGREEMENT shall terminate as of the date of default; provided, however, that vested rights of the EMPLOYEE shall not be affected.
     (d) All obligations under this AGREEMENT shall be terminated, except to the extent of a determination that the continuation of this AGREEMENT is necessary for the continued operation of the EMPLOYERS, (i) by the Director of the Office of Thrift Supervision (hereinafter referred to as the “OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the EMPLOYERS under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the OTS, or his or her designee, at any time the Director of the OTS, or his or her designee, approves a supervisory merger to resolve problems related to the operation of the EMPLOYERS or when the EMPLOYERS are determined by the Director of the OTS to be in an unsafe or unsound condition. No vested rights of the EMPLOYEE shall be affected by any such action.
     Section 6. Consolidation, Merger or Sale of Assets. Nothing in this AGREEMENT shall preclude the EMPLOYERS from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all of the EMPLOYERS’ obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “EMPLOYERS” as used herein shall mean such other corporation or entity and this AGREEMENT shall continue in full force and effect; provided, however, that the assumption of the EMPLOYERS’ obligations and undertakings hereunder shall not affect the EMPLOYEE’S right to payments pursuant to Section 4(a)(B) of this AGREEMENT in connection with such consolidation, merger or transfer of assets.
     Section 7. Confidential Information. The EMPLOYEE acknowledges that during his employment he will learn and have access to confidential information regarding the EMPLOYERS and their customers and businesses. The EMPLOYEE agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the EMPLOYERS’ consent to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The EMPLOYEE shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the EMPLOYERS, their subsidiaries or affiliates, or to any of the businesses operated by them, and the EMPLOYEE confirms that such information constitutes the exclusive property of the EMPLOYERS. The EMPLOYEE shall not otherwise knowingly act or conduct himself (a) to the material detriment of the EMPLOYERS, their subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the EMPLOYERS.
     Section 8. Nonassignability. Neither this AGREEMENT nor any right or interest hereunder shall be assignable by the EMPLOYEE, his beneficiaries, or legal representatives without the EMPLOYERS’ prior written consent; provided, however, that nothing in this Section 8 shall preclude (a) the EMPLOYEE from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the EMPLOYEE or his estate from assigning any rights hereunder to the person or persons entitled thereto.
     Section 9. No Attachment. Except as required by law, no right to receive payment under this AGREEMENT shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     Section 10. Binding Agreement. This AGREEMENT shall be binding upon, and inure to the benefit of, the EMPLOYEE and the EMPLOYERS and their respective permitted successors and assigns.
     Section 11. Amendment of AGREEMENT. This AGREEMENT may not be modified or amended, except by an instrument in writing signed by the parties hereto.
     Section 12. Section 409A of the CODE. The compensation and benefits payable pursuant to this AGREEMENT are intended to be exempt from the requirements of Section 409A of the CODE and, to the maximum extent permitted by law, shall be interpreted in a manner that results in its continued exemption from the requirements of that section. In the event the EMPLOYEE is a “specified employee,” within the meaning of Section 409A of the CODE and the Treasury Regulations promulgated thereunder and as determined under the HOLDING COMPANY’S policy for determining specified employees, on the date of termination, then payment of any amounts subject to Section 409A of the CODE shall be paid on the first business day of the seventh month following the date of the EMPLOYEE’S termination, or, if earlier, the date of the EMPLOYEE’S death.

     Section 13. Waiver. No term or condition of this AGREEMENT shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this AGREEMENT, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.
     Section 14. Severability. If, for any reason, any provision of this AGREEMENT is held invalid, such invalidity shall not affect the other provisions of this AGREEMENT not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this AGREEMENT is held invalid or cannot be enforced, then any prior AGREEMENT between the EMPLOYERS (or any predecessor thereof) and the EMPLOYEE shall be deemed reinstated to the full extent permitted by law, as if this AGREEMENT had not been executed.
     Section 15. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this AGREEMENT.
     Section 16. Governing Law. This AGREEMENT has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of this State of Ohio, except to the extent that federal law is governing.
     Section 17. Effect of Prior Agreements. This AGREEMENT contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the EMPLOYERS and the EMPLOYEE, each of which is hereby terminated and is of no further force or effect.
     Section 18. Notices. Any notice or other communication required or permitted pursuant to this AGREEMENT shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:
     If to HOLDING COMPANY and/or BANK:
Greenville Federal
690 Wagner Avenue
Greenville, OH 45331
Attention: Chairman of the Board
     With copies to:
Vorys, Sater, Seymour and Pease LLP
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45202

Attention: Cynthia A. Shafer
     If to the EMPLOYEE to:
Mr. David M. Kepler
119 Merrie Lane
Pitsburg, OH 45358
     IN WITNESS WHEREOF, the EMPLOYERS have caused this AGREEMENT to be executed by their duly authorized officers, and the EMPLOYEE has signed this AGREEMENT, each as of the day and year first above written.

Attest:	GREENVILLE FEDERAL FINANCIAL CORPORATION

/s/ David Feltman	By	James W. Ward

James W. Ward
its Chairman

Attest:	GREENVILLE FEDERAL

/s/ David Feltman	By	James W. Ward

James W. Ward
its Chairman

Attest:

/s/ David Feltman	/s/ David M. Kepler

David M. Kepler